UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2012

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other	Commission File Number	(I.R.S. Employer
Jurisdiction of		Identification
Incorporation or		Number)
Organization)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.             Results of Operations and Financial Condition.

On November 1, 2012, AmerisourceBergen Corporation (the “Registrant”) issued a news release announcing its earnings for the fiscal quarter and year ended September 30, 2012, and announcing its corresponding earnings conference call.  A copy of the news release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 7.01.             Regulation FD Disclosure.

In the news release issued on November 1, 2012, the Registrant issued its expectations for fiscal year 2013 diluted earnings per share from continuing operations to be in the range of $3.06 to $3.16. Key assumptions supporting the 2013 diluted earnings per share range are: revenue growth in the 6 percent to 9 percent range; operating income growth in the 3 percent to 5 percent range; an operating margin decline in the low double-digit basis points range; and free cash flow in the range of $750 million to $850 million, which includes capital expenditures in the $180 million range. The Registrant also announced that, subject to market conditions, it expects to spend approximately $200 million to repurchase its common shares in fiscal year 2013.

Item 8.01.             Other Events.

The Registrant also announced that it is pursuing the sale of AndersonBrecon, its contract pharmaceutical packaging business, so that the Registrant can focus on its distribution, specialty and manufacturer services business. Income from AndersonBrecon has been classified as income from discontinued operations, and represented $0.04 of the total $2.80 of diluted earnings per share in fiscal year 2012.

In addition, the Registrant announced that its Board of Directors approved a 62% increase in its annual dividend rate. The Registrant also approved a new $750 million share repurchase program.

Item 9.01.             Financial Statements and Exhibits.

(d)              Exhibits

The following exhibits are filed as part of this report:

99.1  News Release, dated November 1, 2012, of AmerisourceBergen Corporation, regarding the Registrant’s earnings for the fiscal quarter and year ended September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: November 1, 2012	By:	/s/ Tim G. Guttman
	Name:	Tim G. Guttman
	Title:	Senior Vice President and Chief Financial Officer